As filed with the Securities and Exchange Commission on January 5, 2004

Registration Statement No. 333-111240

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933
__________
PREMCOR INC.
THE PREMCOR REFINING GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	Premcor Inc. 43-1851087 The Premcor Refining Group Inc. 43-1491230 (I.R.S. employer identification number)

1700 East Putnam Avenue
Suite 400
Old Greenwich, Connecticut 06870
(203) 698-7500
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Michael D. Gayda, Esq.
Senior Vice President and General Counsel
1700 East Putnam AvenueSuite
400 Old Greenwich, Connecticut 06870
(203) 698-7500
(Name, address, including zip code, and telephone number, of agent for service of process)

Copy to:

Martin H. Neidell, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
(212) 806-5836
Facsimile (212) 806-7836

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     |_|

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.     |X|

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |_|

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |_|

           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     |_|

                                              CALCULATION OF REGISTRATION FEE CHART

--------------------------------------- ----------------- --------------------- ---------------------- ---------------------

Title of each Class                                    Proposed Maximum        Proposed Maximum         Amount of
of Securities to                   Amount to be       Offering Price Per      Aggregate Offering      Registration
be Registered(1)                   Registered(1)          Unit(2)                Price(2)                Fee(3)
------------------------------  -----------------   ---------------------    -------------------   ----------------
Premcor Inc. Common Stock,
$.01 par value
-------------------------------------------------------------------------------------------------------------------
Premcor Inc. Preferred Stock,
$.01 par value
-------------------------------------------------------------------------------------------------------------------
Premcor Inc. Warrants                                                          $700,000,000              $56,630
-------------------------------------------------------------------------------------------------------------------
Premcor Inc. Stock Purchase
Contracts (4)
-------------------------------------------------------------------------------------------------------------------
Premcor Inc. Units
-------------------------------------------------------------------------------------------------------------------
Premcor  Inc. Debt Securities
-------------------------------------------------------------------------------------------------------------------
The Premcor Refining Group Inc.
Non-Convertible Debt
Securities                                                                     $500,000,000              $40,450
-------------------------------------------------------------------------------------------------------------------
Guarantees of Premcor Inc. (5)
-------------------------------------------------------------------------------------------------------------------
Total                                                                        $1,200,000,000              $97,080
-------------------------------------------------------------------------------------------------------------------
(1)	This registration statement includes $700,000,000 of securities which may be issued by Premcor Inc. and $500,000,000 of non-convertible debt securities which may be issued by The Premcor Refining Group Inc. from time to time in indeterminate amounts and at indeterminate prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock, warrants, stock purchase contracts, units, debt securities of Premcor Inc. and non-convertible debt securities of The Premcor Refining Group Inc., together with the related guarantees that may be issued upon conversion, exchange or exercise of any securities that provide for that issuance.

(2)	Estimated solely for purposes of calculating the registration fee. The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the offering price of all securities registered hereunder.

(3)	Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the aggregate offering price of the securities listed.

(4)	Includes an indeterminable number of shares of common stock issuable by Premcor Inc. upon settlement of the stock purchase contracts issued by Premcor Inc.

(5)	Debt Securities rated below investment grade at the time of issuance by The Premcor Refining Group Inc. will be accompanied by guarantees to be issued by Premcor Inc. None of the proceeds from the debt securities issued by The Premcor Refining Group Inc. will be received by Premcor Inc. for the Guarantees. Pursuant to Rule 457(n) under the Securities Act, no separate filing fee for the Guarantees is required.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2
WHERE YOU CAN FIND MORE INFORMATION	3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	3
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	4
OUR BUSINESS	5
RISK FACTORS	6
USE OF PROCEEDS	18
RATIO OF EARNINGS TO FIXED CHARGES	18
DESCRIPTION OF DEBT SECURITIES	19
DESCRIPTION OF PREFERRED STOCK	30
DESCRIPTION OF COMMON STOCK	33
DESCRIPTION OF WARRANTS	34
DESCRIPTION OF STOCK PURCHASE CONTRACTS	35
DESCRIPTION OF UNITS	36
PLAN OF DISTRIBUTION	36
LEGAL MATTERS	38
EXPERTS	38

SUBJECT TO COMPLETION DATED JANUARY 5, 2004

PROSPECTUS

$1,200,000,000
PREMCOR INC.

Common Stock, Preferred Stock, Warrants, Stock Purchase Contracts, Units and Debt Securities

THE PREMCOR REFINING GROUP INC.
Debt Securities
guaranteed, to the extent described herein, by PREMCOR INC.

           Premcor Inc. may offer and issue from time to time up to $700,000,000 of:

•	shares of common stock;

•	shares of preferred stock;

•	warrants;

•	stock purchase contracts;

•	units; and

•	one or more series of debt securities which may be either senior or subordinated.

           Premcor Inc.'s common stock is traded on the New York Stock Exchange under the symbol "PCO".

           The Premcor Refining Group Inc., an indirect wholly-owned subsidiary of Premcor Inc., may offer and issue from time to time in one or more series unsecured non-convertible debt securities with an aggregate public offering price of up to $500,000,000. If any debt securities are rated below investment grade at the time of issuance, they will be fully and unconditionally guaranteed by Premcor Inc.

           Premcor Inc. and The Premcor Refining Group Inc. will receive all of the proceeds from the sale of the securities. The total offering price of the securities offered to the public will be limited to $1,200,000,000.

           The securities to be offered by us will be in amounts, at prices and on terms to be determined at the time of offering. When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities.

           Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

           See "Risk Factors" beginning at page 6 of this prospectus for a description of certain factors that you should consider before purchasing any securities.

           We may offer the securities directly or through agents or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. We can sell the securities through agents, underwriters or dealers only with delivery of a prospectus supplement describing the method and terms of the offering of such securities. See "Plan of Distribution."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

____________, 2004.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS

           This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. We may from time to time sell any combination of the securities offered in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000.

           This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. The prospectus supplement which contains specific information about the terms of the securities being offered may also include a discussion of certain U.S. federal income tax consequences and any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

           Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to "we," "us," or similar references mean Premcor Inc. and its consolidated subsidiaries, taken as a whole, and all references to PRG mean The Premcor Refining Group Inc., an indirectly wholly owned subsidiary of Premcor Inc.

WHERE YOU CAN FIND MORE INFORMATION

           We file reports, proxy statements and other information with the SEC. You may inspect and copy any document that we file at the public reference rooms maintained by the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information about the public reference rooms. Any documents we file may also be available at the SEC's website at http://www.sec.gov. For a fee you can obtain the documents by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

           We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

           The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities that we have registered:

1.	Premcor Inc.'s and PRG's Annual Report on Form 10-K for the year ended December 31, 2002.

2.	Premcor Inc.'s and PRG's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

3.	Premcor Inc.'s and PRG's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

4.	Premcor Inc.'s and PRG's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003..

5.	Premcor Inc.'s and PRG's Current Report on Form 8-K, dated November 5, 2003.

           You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Investor Relations
Premcor Inc.
1700 East Putnam Avenue
Suite 400
Old Greenwich, Connecticut 06870
(203) 698-7500

           You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Do not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

           This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee" or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the SEC. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading "Risk Factors," and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

OUR BUSINESS

General

           Premcor Inc., a Delaware corporation, was incorporated in April 1999. Premcor Inc. owns all of the outstanding capital stock of Premcor USA Inc., which owns all of the outstanding capital stock of The Premcor Refining Group Inc., or PRG, a Delaware corporation formed in 1989. PRG and its indirect subsidiary, Port Arthur Coker Company, L.P., or PACC, are our principal operating subsidiaries.

           We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, petroleum coke and other petroleum products in the United States. We currently own and operate three refineries, which are located in Port Arthur, Texas; Memphis, Tennessee; and Lima, Ohio, with a combined crude oil volume processing capacity, known as throughput capacity, of approximately 610,000 barrels per day, or bpd. We sell petroleum products in the Midwest, the Gulf Coast, Eastern and Southeastern United States. We sell our products on an unbranded basis to approximately 1,200 distributors and chain retailers through our own product distribution system and an extensive third-party owned product distribution system, as well as in the spot market.

          For the twelve months ended September 30, 2003, highly refined products, known as light products, such as transportation fuels, petrochemical feedstocks and heating oil, accounted for approximately 92% of our total product volume. For the same period, high-value, premium product grades, such as high octane and reformulated gasoline, low sulfur diesel and jet fuel, which are the most valuable types of light products, accounted for approximately 42% of our total product volume.

          We source our crude oil on a global basis through a combination of long-term crude oil purchase contracts, short-term purchase contracts and spot market purchases. The long-term contracts provide us with a steady supply of crude oil, while the short-term contracts and spot market purchases give us flexibility in obtaining crude oil. Since all of our refineries have access, either directly or though pipeline connections, to deepwater terminals, we have the flexibility to purchase foreign crude oils via waterborne delivery or domestic crude oils via pipeline delivery. Our Port Arthur refinery, which possesses one of the world's largest coking units, can process 80% heavy sour crude oil. Approximately 80% of the crude oil supply to our Port Arthur refinery is lower cost heavy sour crude oil from Mexico, called Maya.

          Our principal executive offices are located at 1700 East Putnam Avenue, Suite 400, Old Greenwich, Connecticut 06870, and our telephone number is (203) 698-7500.

RISK FACTORS

An investment in our securities involves risk. You should consider carefully, in addition to the other information contained in this prospectus, the following risk factors before deciding to invest in the securities.

Risks Related to our Business and our Industry

Volatile margins in the refining industry may negatively affect our future operating results and decrease our cash flow.

           Our financial results are primarily affected by the relationship, or margin, between refined product prices and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend upon a variety of factors beyond our control. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future. For example, industry refining margins have decreased in the fourth quarter of 2003 as compared to the third quarter of 2003, while prices for natural gas, an important component of our refining cost structure, have been higher in 2003 as compared to historical prices. Future volatility may negatively affect our results of operations, since the margin between refined product prices and feedstock prices may decrease below the amount needed for us to generate net cash flow sufficient for our needs.

           Specific factors, in no particular order, that may affect our refining margins include:

•	accidents, interruptions in transportation, inclement weather or other events that cause unscheduled shutdowns or otherwise adversely affect our plants, machinery, pipelines or equipment, or those of our suppliers or customers;

•	changes in the cost or availability to us of transportation for feedstocks and refined products;

•	failure to successfully implement our planned capital projects or to realize the benefits expected for those projects;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

•	rulings, judgments or settlements in litigation or other legal matters, including unexpected environmental remediation or compliance costs at our facilities in excess of any reserves, and claims of product liability or personal injury; and

•	aggregate refinery capacity in our industry to convert heavy sour crude oil into refined products.

           Other factors that may affect our margins, as well as the margins in our industry in general, include, in no particular order:

•	domestic and worldwide refinery overcapacity or undercapacity;

•	aggregate demand for crude oil and refined products, which is influenced by factors such as weather patterns, including seasonal fluctuations, and demand for specific products such as jet fuel, which may themselves be influenced by acts of God, nature, power outages and acts of terrorism;

•	domestic and foreign supplies of crude oil and other feedstocks and domestic supply of refined products, including from imports;

•	price fluctuations between the time we enter into domestic crude oil purchase commitments and the time we actually process the crude oil into refined products (approximately one month) and the effect of any related hedging transactions;

•	the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to maintain oil price and production controls;

•	political conditions in oil producing regions, including the Middle East, Africa and Latin America;

•	refining industry utilization rates;

•	pricing and other actions taken by competitors that impact the market;

•	price, availability and acceptance of alternative fuels;

•	adoption of or modifications to federal, state or foreign environmental, taxation and other laws and regulations;

•	price fluctuations in natural gas, as our refineries purchase and consume significant amounts of natural gas to fuel their operations; and

•	general economic conditions.

A significant interruption or casualty loss at any of our refineries could reduce our production, particularly if not fully covered by our insurance.

           Our business currently consists of owning and operating three refineries. As a result, our operations could be subject to significant interruption if any of our refineries were to experience a major accident, be damaged by severe weather or other natural disaster, or otherwise be forced to shut down or curtail production due to unforeseen events, such as acts of God, nature, power outages and acts of terrorism. Any such shutdown would reduce the production from that refinery. For example, our Port Arthur refinery is located in the Gulf Coast region of the United States, which is susceptible to seasonal hurricanes and other weather related problems. There is also risk of mechanical failure and equipment shutdowns both in general and following unforeseen events. Further, in such situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. In the event any of our refineries is forced to shut down for a significant period of time, it would have a material adverse effect on our earnings, our other results of operations and our financial condition as a whole. Furthermore, if any of the above events were not fully covered by our insurance, it could have a material adverse effect on our earnings, our other results of operations and our financial condition.

Disruption of our ability to obtain crude oil could reduce our margins and our other results of operations.

           Although we have one long-term crude oil supply contract, the majority of our crude oil supply is acquired under short-term contractual arrangements or in the spot market. Our short-term crude oil supply contracts are terminable on one to three months' notice. Further, a significant portion of our feedstock requirements is supplied from Latin America, Africa and the Middle East (including Iraq), and we are subject to the political, geographic and economic risks attendant to doing business with suppliers located in those regions, such as labor strikes and unilateral announcements by any of these sovereign nations that it will halt some or all oil exports for a specified period of time. In the event that one or more of our supply contracts is terminated, we may not be able to find alternative sources of supply. If we are unable to obtain adequate crude oil volumes or are only able to obtain such volumes at unfavorable prices, our margins and our other results of operations could be materially adversely affected.

Our Port Arthur refinery is highly dependent upon a Petroleos Mexicanos, or PEMEX, affiliate for its supply of heavy sour crude oil, which could be interrupted by events beyond the control of PEMEX.

           For the first nine months of 2003, we sourced approximately 80% of our Port Arthur refinery's crude oil from P.M.I. Comercio Internacional, S.A. de C.V., or PMI, an affiliate of PEMEX. Therefore, a large proportion of our crude oil needs is influenced by the adequacy of PEMEX's crude oil reserves, the estimates of which are not precise and are subject to revision at any time. In addition, in connection with our Port Arthur refinery expansion project, we will require additional heavy sour crude oil. We intend to seek an increase in our heavy sour crude oil supply agreement with the PEMEX affiliate and/or alternative supply sources to provide for our incremental requirements. There are no assurances that the PEMEX affiliate will agree to an increase in our crude oil supply agreement or that alternative sources can be obtained at terms as favorable as those negotiated with PEMEX's affiliate. In the event that PEMEX's affiliate were to terminate our crude oil supply agreement or default on its supply obligations, we would need to obtain heavy sour crude oil from another supplier and would lose the potential benefits of the coker gross margin support mechanism contained in the supply agreement. Alternative supplies of crude oil may not be available or may not be on terms as favorable as those negotiated with PEMEX's affiliate. In addition, the processing of oil supplied by a third party may require changes to the configuration of our Port Arthur refinery, which could require significant unbudgeted capital expenditures.

           Furthermore, the obligation of PEMEX's affiliate to deliver heavy sour crude oil under the agreement may be delayed or excused by the occurrence of conditions and events beyond the reasonable control of PEMEX, such as:

•	extreme weather-related conditions;

•	production or operational difficulties and blockades;

•	embargoes or interruptions, declines or shortages of supply available for export from Mexico, including shortages due to increased domestic demand and other national or international political events; and

•	certain laws, changes in laws, decrees, directives or actions of the government of Mexico.

           The government of Mexico may direct a reduction in our supply of crude oil, so long as that action is taken in common with proportionately equal supply reductions under its long-term crude oil supply agreements with other parties and the amount by which it reduces the quantity of crude oil to be sold to us shall first be applied to reduce quantities of crude oil scheduled for sale and delivery to our Port Arthur refinery under any other crude oil supply agreement with us or any of our affiliates. Mexico is not a member of OPEC, but in 1998 it agreed with the governments of Saudi Arabia and Venezuela to reduce Mexico's exports of crude oil by 200,000 bpd. In March 1999, Mexico further agreed to cut exports of crude oil by an additional 125,000 bpd. As a consequence, during 1999, PEMEX reduced its supply of oil under some oil supply contracts by invoking an excuse clause based on governmental action similar to one contained in our long-term crude oil supply agreement. It is possible that PEMEX could reduce our supply of crude oil by similarly invoking the excuse provisions in the future.

Competitors who produce their own supply of feedstocks, have extensive retail outlets, make alternative fuels or have greater financial resources than we do may have a competitive advantage over us.

           The refining industry is highly competitive with respect to both feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil feedstocks. We do not have a retail business and therefore are dependent upon others for outlets for our refined products. We do not have any long-term arrangements for much of our production, and our contracts to supply jet fuel to Federal Express in Memphis will expire in 2004. Many of our competitors, however, obtain a significant portion of their feedstocks from company-owned production and have extensive retail outlets. Competitors that have their own production or extensive retail outlets, with brand-name recognition, are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors also have materially greater financial and other resources than we possess. These competitors have a greater ability to bear the economic risks inherent in all phases of the refining industry. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, both within and outside of our industry, our financial condition and results of operations, as well as our business prospects, could be materially adversely affected.

Our substantial indebtedness may limit our financial flexibility.

           Our substantial indebtedness has significantly affected our financial flexibility historically and may significantly affect our financial flexibility in the future. As of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of PRG's Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, we had total long-term debt, including current maturities, of $1,452.2 million and cash, short-term investments and cash restricted for debt service of $525.4 million. We had stockholders' equity of $1,139.9 million, resulting in a total debt to total capitalization ratio of 56%. PRG, as of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of its Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, had total long-term debt, including current maturities, of $1,441.8 million and cash, short-term investments and cash restricted for debt service of $472.4 million. PRG had stockholder's equity of $1,021.0 million, resulting in a total debt to total capitalization ratio of 59%. We may also incur additional indebtedness in the future, although our ability to do so will be restricted by the terms of our existing indebtedness. We are currently evaluating several refinery acquisitions. Any significant acquisition would likely require us to incur additional indebtedness in order to finance all or a portion of such acquisition. The level of our indebtedness has several important consequences for our future operations, including that:

•	a significant portion of our cash flow from operations will be dedicated to the payment of principal of, and interest on, our indebtedness and will not be available for other purposes;

•	covenants contained in our existing debt arrangements require us to meet or maintain certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our industry, such as being able to take advantage of acquisition opportunities when they arise;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited;

•	we may be at a competitive disadvantage to those of our competitors that are less leveraged; and

•	we may be more vulnerable to adverse economic and industry conditions.

           We have significant principal payments due under our debt instruments. As of September 30, 2003, after giving effect to the November 12, 2003 offering of an aggregate $385 million in principal of PRG's Senior Notes and Senior Subordinated Notes and the use of proceeds therefrom, we are required to make the following principal payments on our long-term debt: $0.1 million in the remainder of 2003; $24.5 million in 2004; $36.6 million in 2005; $44.0 million in 2006; $41.3 million in 2007; and $1,305.7 million in the aggregate thereafter. These amounts include the required principal payments of PRG as follows: $24.2 million in 2004; $36.2 million in 2005; $43.6 million in 2006; $40.8 million in 2007; and $1,297.0 million in the aggregate thereafter.

           Our subsidiaries' ability to meet their principal obligations will be dependent upon our future performance, which in turn will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. Our business may not continue to generate sufficient cash flow from operations to repay our substantial indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell assets, to refinance all or a portion of our indebtedness or to obtain additional financing. Refinancing may not be possible and additional financing may not be available on commercially acceptable terms, or at all.

Restrictive covenants in PRG's and its subsidiary's debt instruments limit our ability to move funds and assets among our subsidiaries and may limit our ability to undertake certain types of transactions.

           Various covenants in PRG's and Port Arthur Finance Corp's, PRG's wholly-owned indirect subsidiary, debt instruments and other financing arrangements may restrict our and our subsidiaries' financial flexibility in a number of ways. Our indebtedness subjects us to significant financial and other restrictive covenants, including restrictions on our ability to incur additional indebtedness, place liens upon assets, pay dividends or make certain other restricted payments and investments, consummate certain asset sales or asset swaps, enter into certain transactions with affiliates, make certain payments to Premcor Inc. or to other subsidiaries or affiliates, enter into sale and leaseback transactions, conduct businesses other than our current businesses, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. Some of these debt instruments also require our subsidiaries to satisfy or maintain certain financial condition tests. Our subsidiaries' ability to meet these financial condition tests can be affected by events beyond our control and they may not meet such tests.

           In addition, PRG's credit agreement currently limits the amount of future additional indebtedness that may be incurred by PRG and its subsidiaries to $15 million. Accordingly, it may be necessary for us to obtain a waiver or amendment of our credit agreement to incur additional indebtedness in excess of the PRG credit agreement limitation. There is no assurance that such waiver or amendment can be obtained, or obtained on a timely basis.

Compliance with, and changes in, environmental laws could adversely affect our results of operations and our financial condition.

           We are subject to extensive federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the environment, waste management, pollution prevention, remediation of contaminated sites and the characteristics and composition of gasoline and diesel fuels. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws and regulations and permits can often require expensive pollution control equipment or operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of these laws and regulations or permit conditions can result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns. Compliance with environmental laws and regulations significantly contributes to our operating costs. In addition, we have made and expect to make substantial capital expenditures on an ongoing basis to comply with environmental laws and regulations.

           In addition, new laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make additional unforeseen expenditures. These expenditures or costs for environmental compliance could have a material adverse effect on our financial condition, results of operations and cash flow. For example, the United States Environmental Protection Agency, or EPA, has promulgated new regulations under the federal Clean Air Act that establish stringent sulfur content specifications for gasoline and low-sulfur highway, or "on-road" diesel fuel designed to reduce air emissions from the use of these products.

           In February 2000, the EPA promulgated the Tier 2 Motor Vehicle Emission Standards Final Rule for all passenger vehicles, establishing standards for sulfur content in gasoline. These regulations mandate that the average sulfur content of gasoline for highway use produced at any refinery not exceed 30 ppm during any calendar year by January 1, 2006, phasing in beginning on January 1, 2004. We currently expect to produce gasoline under the new sulfur standards at our Port Arthur refinery prior to January 1, 2004, and at our Memphis refinery in the second quarter of 2004. As a result of the corporate pool averaging provisions of the regulations and our possession of what we believe, based on current information, to be sufficient sulfur credits, we intend to defer a significant portion of the investment required for compliance at our Lima refinery until the end of 2005. We believe, based on current estimates, that our compliance with the new Tier 2 gasoline specifications will require us to make capital expenditures totaling approximately $310 million through 2005, of which $128 million has been incurred through September 30, 2003. This estimate reflects further refinement of our plans and in particular a more detailed plan for the newly acquired Memphis refinery. Future revisions to this cost estimate, and the estimated time during which costs are incurred, may be necessary. As of September 30, 2003, we have outstanding contract commitments of $135 million related to the design and construction activity at our refineries for Tier 2 compliance.

           In January 2001, the EPA promulgated its on-road diesel regulations, which will require a 97% reduction in the sulfur content of diesel fuel sold for highway use by June 1, 2006, with full compliance by January 1, 2010. We estimate that capital expenditures required to comply with the on-road diesel standards at all three refineries in the aggregate through 2006 is approximately $330 million, of which $4 million has been incurred as of September 30, 2003. Future revisions to this cost estimate, and the estimated time during which costs are incurred, may be necessary. The projected investment is expected to be incurred during 2003 through 2006. The greatest concentration of spending will occur in 2005. Since the Lima refinery does not currently produce diesel fuel to on-road specifications, we are considering an acceleration of the low-sulfur diesel investment at the Lima refinery in order to capture this incremental product value. If the investment is accelerated, production of the low-sulfur fuel is possible by the fourth quarter of 2005.

           In April 2002, the EPA promulgated regulations to implement Phase II of the petroleum refinery Maximum Achievable Control Technology rule under the federal Clean Air Act, referred to as MACT II, which regulates emissions of hazardous air pollutants from certain refinery units. We expect to invest approximately $26 million in the next two years related to these new regulations.

Environmental clean-up and remediation costs of our sites and environmental litigation could decrease our net cash flow, reduce our results of operations and impair our financial condition.

           We are subject to liability for the investigation and clean-up of environmental contamination at each of the properties that we own or operate, properties we formerly owned or operated and off-site locations where we arranged for the disposal of hazardous substances. We are involved in several proceedings and have undertaken other projects relating to our liability for the investigation and clean-up of such sites. We may become involved in further litigation or other proceedings. If we were to be held responsible for damages in any existing or future litigation or proceedings, such costs may not be covered by insurance and may be material. For example, there is extensive contamination at our Port Arthur refinery site and contamination at our Lima refinery site. Chevron Products Company, the former owner of the Port Arthur refinery, has retained environmental remediation obligations regarding pre-closing contamination for all areas of the refinery except those under or within 100 feet of active processing units, and BP Exploration and Oil, Inc. and certain affiliates, the former owner of the Lima refinery, has retained liability for certain environmental costs relating to operations of, or associated with, the Lima refinery site prior to our acquisition of that facility. However, if either of these parties fails to satisfy its obligations for any reason, or if significant liabilities arise in the areas in which we assumed liability, we may become responsible for the remediation. In connection with the acquisition of our Memphis refinery from The Williams Companies, Inc., or Williams, we assumed responsibility for certain pending clean-up and compliance matters and Williams has agreed to indemnify us, subject to certain limitations, for any undisclosed or unknown environmental liabilities relating to periods prior to our ownership. In addition, Williams obtained, at its expense, a ten-year fully pre-paid $50 million environmental insurance policy covering unknown and undisclosed liabilities for the period of time prior to our acquisition. If the actual cost of our remediation activities for the Memphis refinery exceeds our estimates, or if additional liabilities not covered by the Williams indemnity arise, any such resulting liability could be significant. In addition, in May 2003, the State of Illinois filed a lawsuit against us and a prior owner of the Hartford refinery seeking recovery of removal costs and monetary penalties with regard to contamination in the village of Hartford, Illinois. If we are forced to assume liability for the cost of this remediation or other remediation relating to our current or former facilities, such liability could have a material adverse effect on our financial condition. As a result, in addition to making capital expenditures or incurring other costs to comply with environmental laws, we also may be liable for significant environmental litigation or remediation costs and other liabilities arising from the ownership or operation of these assets by prior owners, which could materially adversely affect our financial condition, results of operations and cash flow.

           In addition, we are required to conduct environmental remediation at our closed Blue Island, Illinois and Hartford, Illinois refinery sites. Also, in connection with our sale of certain product terminals in 1999, we agreed to indemnify the purchasers for certain environmental matters relating to conditions existing during our ownership and operation of these assets. We maintain reserves for the estimated cost of remediation at the Blue Island and Hartford refinery sites and former product terminal facilities. Clean-up costs may exceed our estimates, which could, in turn, have a material adverse effect on our financial condition, results of operations and cash flow.

           We may also face liability arising from current or future claims alleging personal injury or property damage due to exposure to chemicals or other hazardous substances, such as asbestos, benzene, MTBE and petroleum hydrocarbons, at or from our facilities. We may also face liability for personal injury, property damage, natural resource damage or clean-up costs for the alleged migration of contamination or hazardous substances from our current or former properties. A significant increase in the number or success of these claims could materially adversely affect our financial condition, results of operations and cash flow.

We maintain reserves for environmental clean-up obligations at our former retail sites and we may assume significant lease obligations as a result of the bankruptcy filing of the purchaser of our former retail properties.

           In 1999, we sold the majority of our former retail properties to Clark Retail Enterprises, Inc., or CRE, which, together with its parent company, Clark Retail Group, Inc. filed for Chapter 11 bankruptcy protection in October 2002. We remained jointly and severally liable for CRE's obligations under approximately 150 retail leases that were assigned to CRE as part of the sale, including payment of rent and environmental cleanup responsibilities for releases of petroleum occurring during the term of the leases. In bankruptcy hearings throughout the first three quarters of 2003, CRE rejected, and we became primarily obligated for, approximately 36 of these leases. During the third quarter of 2003, CRE conducted an orderly sale of its remaining retail assets, including most of the leases and subleases previously assigned by us to CRE except those that were rejected by CRE. We recorded an after-tax charge of $0.4 million and $6.9 million for the three-month and nine-month periods ended September 30, 2003, respectively, representing the estimated net present value of our remaining liability under the 36 rejected leases, net of estimated sub-lease income, and other direct costs. The primary obligation under the non-rejected leases and subleases was transferred in the CRE sale process to various unrelated third parties; however, we will likely remain jointly and severally liable on the assigned leases and the remaining unassigned leases could be rejected. Total payments on leases and subleases upon which we will likely remain jointly and severally liable are currently estimated as follows: (in millions) for the remainder of 2003--$3, 2004--$10, 2005--$10, 2006--$10, 2007--$10, and in the aggregate thereafter--$65.

           We maintain reserves for the estimated cost of environmental remediation of our former retail store sites. Certain of these reserves were established pursuant to an environmental indemnity agreement with CRE in connection with its 1999 purchase of our retail assets. The environmental indemnity obligation as it relates to the CRE retail properties was not extended to the buyers of CRE's retail assets in its bankruptcy proceedings and, as a result, we intend to review our environmental reserves accordingly upon the final disposition of the bankruptcy proceedings.

We have additional capital needs for which our internally generated cash flow may not be adequate; we may have insufficient liquidity to meet those needs.

           In addition to the capital expenditures we will make to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations, we have additional short-term and long-term capital needs. Our short-term working capital needs are primarily crude oil purchase requirements, which fluctuate with the pricing and sourcing of crude oil. Our internally generated cash flow and availability under our working capital facilities may not be sufficient to meet these needs. We also have significant long-term needs for cash. We estimate that mandatory capital and turnaround expenditures, excluding the non-recurring capital expenditures required to comply with Tier 2 gasoline standards, on-road diesel regulations and MACT II regulations described above, will average approximately $130 million per year from 2004 through 2007. Our internally generated cash flow may not be sufficient to support such capital expenditures.

We may not be able to implement successfully our discretionary capital expenditure projects.

           We could undertake a number of discretionary capital expenditure projects designed to increase the productivity and profitability of our refineries such as our Port Arthur refinery expansion project. Many factors beyond our control may prevent or hinder our undertaking of some or all of these projects, including compliance with or liability under environmental regulations, a downturn in refining margins, technical or mechanical problems, lack of availability of capital and other factors. Failure to successfully implement these profit-enhancing strategies may adversely affect our business prospects and competitive position in the industry.

A substantial portion of our workforce is unionized and we may face labor disruptions that would interfere with our refinery operations.

           As of September 30, 2003, we employed approximately 1,740 people, approximately 57% of whom were covered by collective bargaining agreements. The collective bargaining agreement covering employees at our Port Arthur and Memphis refineries expire in January 2006 and the agreement covering employees at our Lima refinery expires in April 2006. Our relationships with the relevant unions at our current facilities have been good and we have never experienced a work stoppage as a result of labor disagreement. However, we cannot assure you that this situation will continue. A labor disturbance at any of our refineries could have a material adverse effect on that refinery's operations.

We are controlled by a limited number of stockholders, and in the future there may be conflicts of interest between these stockholders and our other stockholders, who will have less ability to influence our business.

           As of September 30, 2003, Blackstone Management Associates III L.L.C. and its affiliates and Occidental Petroleum own approximately 39% and 12%, respectively, of our outstanding common stock. As a result, each of these stockholders, individually or in conjunction with other stockholders, may be able to influence or control the election of our directors and influence or determine our corporate policies and business strategy, including the approval of potential mergers or acquisitions, asset sales and other significant corporate transactions. Each of these stockholders' interests may not coincide with the interests of the other holders of our common stock.

Our federal income tax carryforward attributes could be substantially limited if we experience an ownership change as defined in the Internal Revenue Code.

           Our consolidated group had federal income tax net operating loss carryforwards of approximately $478.5 million at December 31, 2002. Our net operating loss carryforwards will begin to terminate with the year ending December 31, 2011, to the extent they have not been used to reduce taxable income prior to such time. Our ability to use our net operating loss carryforwards to reduce taxable income and to utilize other losses and certain tax credits is dependent upon, among other things, our not experiencing an ownership change of more than 50% during any three-year testing period as defined in the Internal Revenue Code. We have had significant changes in the ownership of our common stock in the current three-year testing period. Accordingly, future changes, even slight changes, in the ownership of our common stock (including, among other things, the exercise of compensatory options) could result in an aggregate change in ownership of more than 50% as defined in the Internal Revenue Code, which could substantially limit the availability of our net operating loss carryforwards, other losses and tax credits.

Loss of key executives and failure to attract qualified management could limit our growth and negatively impact our operations.

           We depend highly upon our senior management team. We will continue to require operations management personnel with refinery industry experience. We do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could materially adversely affect our operations and financial condition.

Risks Related to Future Acquisitions

We may not be able to consummate future acquisitions.

           A substantial portion of our growth over the last several years has been attributed to acquisitions. A principal component of our strategy going forward is to continue to selectively acquire refining assets in order to increase cash flow and earnings. Our ability to do so will be dependent upon a number of factors, including our ability to identify acceptable acquisition candidates, consummate acquisitions on favorable terms, successfully integrate acquired businesses and obtain financing to support our growth and many other factors beyond our control. We may not be successful in implementing our acquisition strategy and, even if implemented, such strategy may not improve our operating results. In addition, the financing of future acquisitions may require us to incur additional indebtedness, which could limit our financial flexibility.

We may not be able to successfully integrate future acquisitions into our business.

           In connection with future acquisitions, we may experience unforeseen operating difficulties as we integrate the acquired assets into our existing operations. These difficulties may require significant management attention and financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Any future acquisitions involve risks, including:

•	unexpected losses of key employees, customers and suppliers of the acquired operations;

•	difficulties in integrating the financial, technological and management standards, processes, procedures and controls of the acquired business with those of our existing operations;

•	challenges in managing the increased scope, geographic diversity and complexity of our operations; and

•	mitigating assumed and contingent liabilities.

Risks Related to the Offerings

Our stock price may be volatile.

           The market price of our common stock has been in the past, and could be in the future, subject to significant fluctuations in response to factors such as those listed in "—Risks Related to our Business and our Industry—Volatile margins in the refining industry may negatively affect our future operating results and decrease our cash flow," and the following, some of which are beyond our control:

•	fluctuations in the market prices of crude oil, other feedstocks and refined products, which are beyond our control and may be volatile, such as announcements by OPEC members that they may reduce crude oil output in order to increase prices;

•	quarterly variations in our operating results such as those related to the summer driving season and winter heating season and resulting demand for unleaded gasoline and heating oil;

•	operating results that vary from the expectations of securities analysts and investors;

•	operating results that vary from those of our competitors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us;

•	general domestic and international economic conditions, particularly following the terrorist attacks of September 2001.

If we or our existing stockholders sell additional shares of our common stock, the market price of our common stock could decline.

          The market price of our common stock could decline as a result of sales of a large number of shares of common stock in the market, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

           We are also currently evaluating several refinery acquisitions. Any significant acquisition would likely require us to issue shares of our common stock or securities linked to shares of our common stock to finance all or a portion of such acquisition. Additionally, we have granted registration rights to certain of our stockholders pursuant to a registration rights agreement.

Our governing documents and applicable laws include provisions that may discourage a takeover attempt.

           Provisions contained in our certificate of incorporation and by-laws and Delaware law could make it difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation precludes stockholders from taking action by consent, which inhibits stockholders' ability to replace board members. Further, only the board of directors or our chairman of the board or chief executive officer may call special meetings of stockholders, which prevents stockholders from calling special meetings to vote on corporate actions. Stockholders who wish to nominate a director or present a matter for consideration at an annual meeting are required to give us notice of such proposal, which gives us time to respond. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may have the effect of delaying or preventing a change in control.

The issuance of our preferred stock could adversely affect the rights of holders of our common stock and discourage transactions that might otherwise be in our best interests.

           The issuance of our preferred stock could adversely affect the voting power, dividend rights and other rights of holders of our common stock. Issuance of our preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although our board of directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price.

Our debt securities and guarantees are effectively subordinated to the existing and future liabilities of PRG and our other subsidiaries.

           PRG and its subsidiaries are our primary operating subsidiaries. Our only significant assets are our equity interests in PRG and our other subsidiaries. We depend upon the receipt of distributions or other payments from PRG and our other subsidiaries to meet our financial obligations, including obligations under any of our debt securities or guarantees. Our subsidiaries are separate and distinct entities that have no obligation, contingent or otherwise, to pay any amounts due and owing under our indebtedness or to make any funds available to us, whether by dividends, loans or other payments, and they do not guarantee the payment of our corporate-level indebtedness. Accordingly, any of our debt securities and guarantees will be effectively subordinated to existing and future liabilities of our subsidiaries, including PRG, and holders of our debt securities and guarantees should look only to our assets for payments thereunder. At September 30, 2003, after giving effect to the November 2003 offering of an aggregate of $385 million in principal amount of its Senior Notes due 2011 and Senior Subordinated Notes due 2012 and the use of proceeds therefrom, PRG had $1,441.8 million of indebtedness outstanding.

           PRG currently is a party to $760 million unsecured credit facility which contains financial and operational covenants and other restrictions which may limit PRG's ability to make distributions to us. Although PRG presently is in compliance with the credit facility, we cannot assure you that it will continue to be in compliance or that it will be permitted to make distributions to us.

USE OF PROCEEDS

           Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repaying existing indebtedness, financing acquisitions, making capital expenditures and providing working capital.

RATIO OF EARNINGS TO FIXED CHARGES

           The following table sets forth our ratio of earnings to fixed charges and PRG's ratio of earnings to fixed charges for the periods indicated:

                                Nine Months Ended
                                  September 30,                        Year Ended December 31,
                             -----------------------  ----------------------------------------------------
                             2002              2003    1998        1999       2000       2001        2002
                             -----------------------  --------  -----------  ---------  --------- --------
PRG                          N/A               2.84    N/A         N/A        1.14       2.58        N/A
Premcor Inc.                 N/A               2.80    N/A         N/A        N/A        2.22        N/A

           The ratio of earnings to fixed charges is calculated by dividing earnings from continuing operations before income taxes and minority interest, as adjusted, by fixed charges. Earnings from continuing operations before income taxes and minority interest is adjusted to reflect only distributed earnings of investments accounted for under the equity method, plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest on indebtedness, including amortization of discount and debt issuance costs and capitalized interest, and one-third of rental and lease expense, the approximate portion representing interest. For PRG, as a result of losses, earnings were insufficient to cover fixed charges by $51.3 million, $87.2 million and $193.0 million for the years ended December 31, 1998, 1999 and 2002, respectively, and $245.5 million for the nine months ended September 30, 2002.

           For Premcor Inc., as a result of losses, earnings were insufficient to cover fixed charges by $77.8 million, $113.6 million, $6.6 million, and $216.2 million for the years ended December 31, 1998, 1999, 2000, and 2002, respectively, and $268.2 million for the nine months ended September 30, 2002.

DESCRIPTION OF DEBT SECURITIES

           The following description of the terms of the debt securities which may be issued by Premcor Inc. or PRG sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Any particular terms of the debt securities offered by any prospectus supplement will be described in such prospectus supplement. Certain of the terms as referenced below will only apply to debt securities which may be issued either by Premcor Inc. or PRG.

           Senior debt securities will be issued by PRG in one or more series under an indenture dated as of February 11, 2003. The indenture relating to senior debt securities is an exhibit to PRG's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-11392). A similar indenture will be used by Premcor Inc. for senior debt securities to be issued by it and will be filed in connection with an offering of such securities. Subordinated debt securities will be issued in one or more series pursuant to a supplemental indenture or under a separate indenture with the trustee, which will be filed in connection with any offering of such securities. You can inspect the indentures at the corporate trust office of the trustee or as described above under "Where You Can Find More Information."

           This section, along with the description in the applicable prospectus supplement, is a summary of the material provisions of the indentures and is not complete. It does not restate the indentures in their entirety. This section, and the description in the applicable prospectus supplement, is qualified in its entirety by the provisions of the indentures. We urge you to read the applicable indenture because it, and not these descriptions, define your rights as a holder of the debt securities. Whenever defined terms are used, but not defined in this prospectus, the terms have the meanings given them in the applicable indenture.

General

           The indenture relating to senior debt securities provides that:

(a)	the debt securities may be issued without limit as to aggregate principal amount;

(b)	the debt securities may be issued in one or more series and at various times;

(c)	the debt securities, when issued, will be unsecured and will not rank below any other of our unsecured indebtedness; and

(d)	a series once issued may be reopened, without the consent of the holders of the debt securities of such series, for issuances of additional debt securities of the series.

           The supplemental indenture or indenture relating to subordinated debt securities provides that:

(a)	the debt securities may be issued up to the aggregate principal amount authorized by us from time to time;

(b)	the debt securities may be issued in one or more series and at various times; and

(c)	the debt securities, when issued, will be subordinated to the rights of the senior debt securities, as described under "Subordination of Subordinated Debt Securities."

           If any debt securities issued by PRG are rated below investment grade at the time of issuance, such debt securities will be fully and unconditionally guaranteed by Premcor Inc. as to payment of principal, premium, if any, and interest.

           Each applicable prospectus supplement will describe the terms of any debt securities we issue. The terms may include:

(a)	the title of the debt securities;

(b)	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

(c)	the percentage of the principal amount at which the debt securities will be issued and, if other than 100% of the principal amount of the debt securities, the percentage of the principal at which the debt securities will be offered;

(d)	the date or dates on which the principal of the debt securities will be payable;

(e)	the rate or rates, which may be fixed or floating, at which the debt securities will bear interest, if any;

(f)	the date or dates from which any interest will accrue, the interest payment dates, the record dates for the interest payment dates and the person to whom the interest will be payable;

(g)	the place or places where payments may be made on the debt securities;

(h)	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities may be redeemed at our option;

(i)	the obligation, if any, of us to redeem, repay, or repurchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the periods, prices, terms, and conditions of such redemption or purchase;

(j)	the events of default or covenants of the debt securities, to the extent different from or in addition to those described herein;

(k)	whether the debt securities will be issued in certificated and/or book-entry form;

(l)	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000, and any integral multiple thereof;

(m)	whether the debt securities offered will be senior or subordinated;

(n)	if applicable and with respect to Premcor Inc. only, the terms of any right to convert the debt securities into its common stock or other securities or property, including whether conversion is mandatory or at the option of the holder, and how the number of shares of common stock or other securities or property to be received will be calculated;

(o)	with respect to any obligation of ours to purchase the debt securities at the option of the holders, the requirements of Section 14(e) under the Exchange Act and any other applicable tender offer rules under the Exchange Act;

(p)	if other than U.S. dollars, the currency or currencies of principal and any premium and interest payments on the debt securities;

(q)	any index, formula or other method used to determine the amount of principal, premium and interest payments on the debt securities and the manner in which such amounts shall be determined;

(r)	with respect to any series of debt securities issued by PRG rated below investment grade at the time of issuance, the guarantees thereof by Premcor Inc.; and

(s)	any other terms or conditions of the debt securities not inconsistent with the provisions of the indenture upon which the debt securities will be offered.

           Unless otherwise provided in the prospectus supplement relating to the offering of any debt securities, principal, premium and interest, if any, will be payable, and the debt securities will be transferable and exchangeable, at the office or offices or agency maintained by us for such purposes, provided that payment of interest on the debt securities will be paid at such place of payment by check mailed to the persons entitled thereto at the addresses of such persons appearing on the Security Register.

           Debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity, upon surrender of the debt securities at an agency we maintain for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

           Debt securities may bear interest at a fixed or a floating rate. We may issue debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. If so, these will be sold at a discount below their stated principal amount. If material or applicable, the applicable prospectus supplement will describe any special United States federal income tax considerations applicable to these debt securities or to certain debt securities.

           Pursuant to the indentures, we must file annually with the trustee a certificate as to compliance with all conditions and covenants contained in the indentures.

           The indentures do not contain any provisions that would afford holders protection in the event of a highly leveraged or similar transaction involving us.

           We refer you to the description of any additional covenants listed in the applicable prospectus supplement. Except as otherwise described in the applicable prospectus supplement, our board of directors or the trustee can waive, with respect to a series of debt securities, compliance with such covenants, only if the holders of a majority in principal amount of all outstanding debt securities of such series consent to the waiver. These covenants may also be modified to the extent that the defeasance and covenant defeasance provisions of the indenture apply to such series of debt securities. See "Modification and Amendment."

Subordination of Subordinated Debt Securities

           Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities:

(a)	the right to receive payment under the subordinated debt securities will be subordinate to the payment in full of all senior debt;

(b)	the holders of senior debt will receive payment in full of principal of (and premium, if any) and interest, if any, on such senior debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, debt restructuring, or similar proceedings in connection with any insolvency or bankruptcy proceeding involving us;

(c)	in the event of liquidation or insolvency, our creditors who are not holders of senior debt or are holders of subordinated debt securities may recover less than holders of senior debt and may recover more than the holders of subordinated debt securities;

(d)	in the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt outstanding at the time of the acceleration will be entitled to receive payment in full of all amounts due before the holders of the subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities; and

(e)	payments on account of principal (or premium, if any) or interest, if any, on the subordinated debt securities may only be made if the following has not occurred or is not continuing:

•	a default in any payment with respect to senior debt,

•	an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or

•	any judicial proceeding is pending with respect to any such default.

           For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than our stock and certain of our subordinated securities) upon conversion of a subordinated debt security will be deemed to constitute payment on account of the principal of such subordinated debt security.

           Senior debt means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us to the extent that such claim for post-petition interest is allowed in such proceeding), on indebtedness for borrowed money, whether incurred on or before the date of the subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other indebtedness for borrowed money which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that senior debt shall not be deemed to include the subordinated debt securities.

           The subordinated indenture or supplemental indenture permits the incurrence of additional senior debt, including indebtedness senior to the subordinated debt securities, which is subordinate to our other obligations. Senior debt securities, when issued, will constitute senior debt.

           The prospectus supplement may describe additional provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Guarantees

           Premcor Inc. will fully, unconditionally and irrevocably guarantee the due and punctual payment of principal of, premium, if any, and interest on any debt securities rated below investment grade at the time of issuance by PRG, and the due and punctual payment of any sinking fund payments thereon, when such payments become due and payable.

Global Securities

           We may issue the debt securities of a series in the form of a global security (the "Global Security"). The Global Security will be deposited with, or on behalf of, Depository Trust Company, as depositary.

           Upon the issuance of the Global Security, the depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the Global Security to the accounts of persons that have accounts with such Depositary, the participants. Such accounts shall be designated by the underwriters, if any. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

           So long as the depositary, or its nominee, is the registered owner of the Global Security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the indentures. Except as provided below, only the depositary or its nominee may:

(a)	have any of the individual debt securities represented by the Global Security registered in its name,

(b)	receive or be entitled to receive physical delivery of any such debt securities in definitive form, and

(c)	be considered the owner or holder of such debt securities under the indentures.

           Payments of principal of (and premium, if any) and interest, if any on individual debt securities represented by the Global Security registered in the name of the depositary or its nominee will be made to the depositary or its nominee as the registered owner of the Global Security. We, the trustee, any paying agent, or the securities registrar for the debt securities will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

           We have been advised by the depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the depositary immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security, as shown on the depositary's records. Payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices. Such payments will be the responsibility of the participants.

           If the depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debt securities in definitive registered form in exchange for the Global Security. In addition, we may at any time and in our sole discretion determine to have no debt securities of a series represented by one or more Global Securities. If that is the case, we will issue debt securities in definitive registered form in exchange for the Global Security for such series. If we so specify, an owner of a beneficial interest in the Global Security may, on terms acceptable to us, the trustee and the depositary, receive debt securities in definitive registered form in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of debt securities in definitive registered form equal in principal amount to such beneficial interest which will be issued in denominations of $1,000 and integral multiples thereof, unless we specify otherwise.

           Each person owning a beneficial interest in a Global Security for a series of debt securities must rely on the depositary's procedures and, if such person is not a participant, on the participant's procedures, to exercise any rights of a holder of securities under the indentures. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indentures. Under existing industry practices, if we request any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and the participants would then authorize beneficial owners owning through such participants to give or take such action or otherwise act upon the instructions of such beneficial owners.

           The depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers (including the underwriters, if any), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or the representatives) own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

Merger, Consolidation, Sale or Conveyance

           Under the senior notes indenture, we may not consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity unless:

(a)	the surviving entity is a domestic corporation which assumes all of our obligations under the notes and the indenture;

(b)	at the time of and immediately after such transaction, no default or Event of Default has occurred and is continuing; and

(c)	except with respect to a merger of Premcor Inc. with or into Premcor USA that does not result in a rating decline with respect to any debt securities, after giving pro forma effect to the transaction, we comply with the financial coverage ratios required by the indenture.

Limitation on Indebtedness

           Under the senior notes indenture, we will not, directly or indirectly, incur any indebtedness other than the debt securities and currently outstanding obligations and certain other indebtedness permitted under the indenture, unless after giving effect to the incurrence of such indebtedness, we comply with the financial coverage ratios required by the indenture.

           Notwithstanding the above, our subsidiaries may incur non-recourse debt, provided, however, that if any such indebtedness ceases to be non-recourse debt of a subsidiary, it shall be deemed to constitute an incurrence of indebtedness by our subsidiary.

Additional Covenants

           Any applicable additional covenants concerning the debt securities will be described in the applicable prospectus supplement.

Events of Default, Notice and Waiver

           The following events are "Events of Default" with respect to any series of debt securities issued under the indentures:

(a)	our failure to pay any interest on any debt security when due or within 30 days thereafter;

(b)	our failure to pay principal of (or premium, if any, on) any debt security when due;

(c)	our failure to observe or comply with any certain covenants restricting our ability to merge, consolidate and sell assets;

(d)	our breach of any of our other covenants or warranties in the indenture and such breach continues for a period of 30 days after written notice as provided in the indenture;

(e)	our failure to pay, at final maturity, in excess of $25 million in principal amount of any of our indebtedness, or acceleration of any of such indebtedness, in an aggregate principal amount in excess of $25 million;

(f)	the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us in an aggregate principal amount in excess of $50 million which remains unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and

(g)	certain events in bankruptcy, insolvency or reorganization affecting us or any of our Significant Subsidiaries which, in the case of an involuntary proceeding, remains unstayed and in effect for a period of 60 consecutive days.

           Events of Default may be added or changed for the benefit of holders of certain series of debt securities. Any additions or changes will be described in the applicable prospectus supplement. Unless the default has been cured or waived, the trustee will notify the holders of debt securities within 60 days of such continuing default; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series if the trustee determines that such withholding is in the best interest of such holders.

           If an Event of Default (other than as described in clause (g) above) with respect to any series of debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of (and accrued and unpaid interest on) all debt securities of that series immediately due and payable. This acceleration may be annulled under certain circumstances. If an Event of Default described in clause (g) above has occurred and is continuing, the principal amount of (and accrued and unpaid interest on) all debt securities of all series will be immediately due and payable, without any declaration or other act by the trustee or any holder.

           Holders of a majority in principal amount of the outstanding debt securities of any series of debt securities then outstanding may waive:

(a)	any past default with respect to such series and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series; and

(b)	our compliance with certain covenants in the applicable indenture with respect to debt securities of such series.

           If an Event of Default shall occur and be continuing, either the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities of the affected series may accelerate the maturity of all of the debt securities of that series; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in principal amount of outstanding debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture.

           No holder of any debt securities will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of debt securities for enforcement of payment of the principal of (and premium, if any) or interest on such note on or after the due date expressed in such note.

           Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such debt securities.

           We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in such performance.

Satisfaction and Discharge of Indentures

           Any indenture will be discharged and will cease to be of further effect as to all debt securities issued thereunder, when:

(a)	either:

(1)	all debt securities that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

(2)	all debt securities that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, in amounts sufficient to pay and discharge the entire indebtedness on such debt securities not delivered to the trustee for cancellation for principal, premium, and interest to the date of maturity or redemption;

(b)	we have paid or caused to be paid all sums payable by us under the indenture;

(c)	we have delivered an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; and

(d)	the trustee has received such other documents and assurances as the trustee has reasonably requested.

Modification and Amendment

           Any indenture may be supplemented, modified and amended with the consent of the holders of a majority in principal amount of all outstanding debt securities or series of outstanding debt securities which are affected by such modification or amendment. Only with the consent of each holder of any debt security affected, may an amendment or modification:

(a)	extend the stated maturity of the principal of the debt security;

(b)	reduce the principal amount of, or the rate or amount of interest on, or any premium payable upon redemption of, the debt security,

(c)	reduce the amount of original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of such debt security,

(d)	impair the right to institute suit for the enforcement of any payment on or with respect to the debt security;

(e)	with respect to subordinated debt, modify subordinated provisions in a manner adverse to subordinated debt holders.

           Holders of a majority in principal amount of a series of outstanding debt securities may waive our compliance with certain covenants relating to any series of debt securities.

           In certain prescribed instances, we and the trustee may execute supplemental indentures without the consent of any holder of debt securities, including establishing the form or terms of debt securities of any series.

Defeasance

           We may, at our option and at any time, elect to have our obligations discharged with respect to the debt securities ("legal defeasance"). Legal defeasance with respect to the debt securities means that we will be discharged from any and all obligations in respect of the debt securities.

           In addition, we may, at our option and at any time, elect to omit to comply with certain restrictive covenants, and that omission will not be deemed to be an Event of Default under the indenture and the debt securities issued ("covenant defeasance"). With respect to the covenant defeasance, the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above will remain in full force and effect.

           We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities only if we have irrevocably deposited with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on either series of outstanding debt securities.

           The trust referred to above may be established only if, among other things:

(a)	with respect to legal defeasance, we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of counsel provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

(b)	with respect to covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(c)	no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default has occurred or is continuing;

(d)	we have delivered to the trustee an opinion of counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940; and

(e)	certain other customary conditions precedent are met.

No Conversion Rights

           The debt securities issuable by PRG will not be convertible into or exchangeable or exercisable for any capital stock or equity interests.

Applicable Law

           The debt securities and the indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

           The trustee may provide various commercial banking services to us from time to time. Upon the occurrence of an event of default or an event which, after notice of lapse of time or both, would become an event of default, or upon the occurrence of a default under any other indenture, the trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939 and, unless the trustee is able to eliminate any such conflicting interest, the trustee may be required to resign as trustee under either the subordinated or senior indenture. In that event, we would be required to appoint a successor trustee for such indentures.

DESCRIPTION OF PREFERRED STOCK

General

           We are authorized to issue 5,000,000 shares of preferred stock, $0.01 par value per share. No shares of preferred stock are issued or outstanding.

           The statements below describing the preferred stock are in all respects subject to and qualified by reference to the applicable provisions of our certificate of incorporation and bylaws and any applicable certificate of designations designating terms of a series of preferred stock.

           The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Issuance of preferred stock could impede, delay, prevent or facilitate a merger, tender offer or change in our control. Although our board of directors is required to make a determination as to the best interests of our stockholders when issuing preferred stock, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in our best interests or in which stockholders might receive a premium for their shares over the then prevailing market price. Our management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

           Subject to the limitations prescribed by our certificate of incorporation, our board of directors can fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of directors. When issued, the preferred stock will be fully paid and nonassessable by us. The preferred stock will have no preemptive rights.

           Reference is made to the prospectus supplement relating to the preferred stock offered thereby for specific terms, including:

(1)	the title and stated value of the preferred stock;

(2)	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

(3)	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock;

(4)	the date from which dividends on the preferred stock shall accumulate, if applicable;

(5)	the procedures for any auction and remarketing, if any, for the preferred stock;

(6)	the provision for a sinking fund, if any, for the preferred stock;

(7)	the provision for redemption, if applicable, of the preferred stock;

(8)	any listing of the preferred stock on any securities exchange;

(9)	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

(10)	whether interests in the preferred stock will be represented by depositary shares;

(11)	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

(12)	a discussion of federal income tax considerations applicable to the preferred stock;

(13)	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

(14)	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs.

Rank

           Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or our winding up, rank:

(1)	senior to all classes or series of our common stock;

(2)	senior to all equity securities ranking junior to the preferred stock;

(3)	equal with all equity securities issued by us, if the terms of such securities specifically provide for equal treatment; and

(4)	junior to all equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

           The term "equity securities" excludes convertible debt securities.

Dividends

           Holders of the preferred stock of each series will be entitled to receive, when and if declared by our Board of Directors, out of funds legally available for payment, cash dividends at rates, on the terms and on dates set forth in the applicable prospectus supplement. Dividends may be based on different rates, which may be fixed or variable. Each such dividend will be payable to holders of record as they appear on our share transfer books on the applicable record dates. Our Board of Directors will fix the record dates for dividend payments.

Redemption

           If the applicable prospectus supplement so provides, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Liquidation Preference

           Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then the holders of each series of preferred stock shall be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, plus an amount equal to all dividends accrued and unpaid on such series of preferred stock. Preferred stockholders will receive these distributions before any distribution or payment shall be made to the holders of any common stock or any other class or series of our capital shares ranking junior to the preferred stock in the distribution of assets upon our liquidation, dissolution or winding up.

           If liquidating distributions have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their rights and preferences and in each case according to their number of shares. For such purposes, our consolidation or merger with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute our liquidation, dissolution or winding up.

Voting Rights

           Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.

Conversion Rights

           The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock is convertible into shares of our common stock. These terms will include:

•	the number of shares of common stock into which the shares of preferred stock are convertible;

•	the conversion price (or manner of calculation);

•	the conversion period;

•	whether conversion will be at the option of the holders of the preferred stock or us;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of such series of preferred stock.

Registrar and Transfer Agent

           The applicable prospectus supplement will set forth the Registrar and Transfer Agent for the preferred stock.

DESCRIPTION OF COMMON STOCK

General

           Our authorized capital stock includes 150,000,000 shares of common stock, $0.01 par value per share. At December 15, 2003, there were 74,116,860 shares of common stock outstanding.

           Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, voting together as one class, except that holders of common stock are not entitled to vote with respect to matters reserved, by law or agreements, solely to any other class of capital stock. The holders of common stock do not have cumulative voting rights in the election of directors.

           Holders of common stock are entitled to receive dividends payable either in cash, in property or in shares, if, as and when declared by our board of directors, out of assets legally available for that purpose. Dividend payments are subject to preferential rights, if any, of the preferred stock. Upon our liquidation, dissolution or winding up, after payment or provision for the payment of our debts and other liabilities and of the preferential amounts, if any, to which the holders of preferred stock are entitled, the holders of all outstanding shares of common stock will be entitled to receive our remaining assets that will be distributed ratably in proportion to the numbers of shares held by each holder of common stock. The common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to shares of common stock.

Registrar and Transfer Agent

           American Stock Transfer & Trust Company, New York, New York is the Registrar and Transfer Agent for the common stock.

DESCRIPTION OF WARRANTS

General

           We may issue, together with other securities or separately, warrants to purchase our common stock or preferred stock. We will issue the warrants under warrant agreements to be entered into between us and a warrant agent, or as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

•	the title of warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time; and

•	information with respect to book-entry procedures, if any.

           Pursuant to this prospectus we also may issue warrants to underwriters or agents as additional compensation in connection with a distribution of our securities.

Exercise of Warrants

           Each warrant will entitle the holder thereof to purchase for cash the number of shares of preferred stock or common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

           Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

           We may issue stock purchase contracts, which are contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of our common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula contained in the stock purchase contracts. We may issue stock purchase contracts in such amounts and in as many distinct series as we wish.

           The prospectus supplement may contain, where applicable, the following information about the stock purchase contracts issued under it:

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock and the nature and amount of common stock, or the method of determining that amount;

•	whether the stock purchase contracts are to be prepaid or not;

•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts; and

•	whether the stock purchase contracts will be issued in fully registered or global form.

           The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

           We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

           The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

           The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

PLAN OF DISTRIBUTION

           We and PRG may sell any of the securities being offered hereby in any one or more of the following ways from time to time:

•	to or through underwriters;

•	through dealers or other designated agents; or

•	directly to purchasers.

           We will name, in the applicable prospectus supplement, any underwriter or agent involved in the offer and sale of the securities.

           The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

           Agents designated by us or PRG may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us or PRG to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

           If the securities are sold by means of an underwritten offering, we and/or PRG will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased.

           If a dealer is utilized in the sale of the securities, we or PRG will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction.

           We or PRG may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

           Agents, underwriters and dealers may be entitled under relevant agreements with us and/or PRG to indemnification by us and/or PRG against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

           Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We and/or PRG may elect to list any of the securities on an exchange, but neither us nor PRG shall be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

           The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us or PRG. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us or PRG and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us, we and/or PRG may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries (including PRG) in the ordinary course of business.

           If so indicated in the applicable prospectus supplement, we or PRG may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from us or PRG, at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us.

           The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

           These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

           We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful.

           Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries (including PRG) in the ordinary course of business.

LEGAL MATTERS

           Stroock & Stroock & Lavan LLP of New York, New York will opine upon the validity of the issuance of the securities offered hereby for us.

EXPERTS

           The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Annual Report on Form 10-K of Premcor Inc. and The Premcor Refining Group Inc. for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, (which report on Premcor Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to the Premcor Inc.'s change in its method of accounting for stock based compensation issued to employees, and which report on The Premcor Refining Group, Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for stock based compensation issued to employees and the restatement of the consolidated financial statements to give effect to the contribution of Sabine River Holding Corp. common stock owned by Premcor Inc. to The Premcor Refining Group, Inc., which was accounted for in a manner similar to a pooling of interests), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

           With respect to the unaudited interim financial information for the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2003 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Quarterly Reports on Form 10-Q of Premcor Inc. and PRG for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

           The following sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by the Premcor Inc.:

             Securities and Exchange Commission registration fee..................     $   97,080
             Printing and engraving expenses......................................         25,000
             Legal fees and expenses..............................................         50,000
             Accounting fees and expenses.........................................         25,000
             Blue Sky fees and expenses...........................................          5,000
             Stock exchange listing fees..........................................          5,000
             Trustee's fees.......................................................          5,000
             Miscellaneous expenses...............................................          7,920

                      Total.......................................................      $ 220,000
Item 15.	Indemnification of Directors and Officers.

           Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to either Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrants' bylaws provide for indemnification by the Registrants of their directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

           Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit. Each Registrant's Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

           The Registrants expect to maintain standard policies of insurance under which coverage is provided (a) to their directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrants with respect to payments that may be made by the Registrants to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. Pursuant to indemnity agreements between Premcor Inc. and each of the directors and officers of Premcor Inc. and its subsidiaries, Premcor Inc. has formed a captive insurance company to provide additional insurance coverage for such liability.

Item 16.	Exhibits.

1.1	--	Form of Underwriting Agreement for offering of common stock.*

1.2	--	Form of Underwriting Agreement for offering of preferred stock.*

1.3	--	Form of Underwriting Agreement for offering of warrants.*

1.4	--	Form of Underwriting Agreement for offering of stock purchase contracts.*

1.5	--	Form of Underwriting Agreement for offering of units.*

1.6	--	Form of Underwriting Agreement for offering of debt securities.*

4.1	--	Indenture between PRG and Deutsche Bank Trust Company Americas, as trustee, relating to senior debt securities (including form of senior debt security) (Incorporated by reference to Exhibit 4.13 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-11392)).

4.2	--	Form of Indenture relating to senior debt securities of Premcor Inc.*

4.3	--	Form of Indenture relating to subordinated debt securities.*

4.4	--	Form of Designating Amendment for Preferred Stock.*

4.5	--	Form of Preferred Stock Certificate.*

4.6	--	Form of Warrant.*

4.7	--	Form of senior debt security of Premcor Inc.*

4.8	--	Form of subordinated debt security.*

4.9	--	Form of Stock Purchase Contract Agreement, including form of Security Certificate.*

4.10	--	Form of Unit Agreement, including form of unit certificate.*

4.11	--	Form of Guarantee with respect to the debt securities to be issued by PRG.*

5.1	--	Opinion of Stroock & Stroock & Lavan LLP as to the legality of the securities.

12.1	--	Statement regarding computation of ratio of earnings to fixed charges.**

15.1	--	Awareness letter dated December 15, 2003, from Deloitte & Touche LLP regarding the unaudited interim financial information for March 31, 2003, June 30, 2003 and September 30, 2003.**

23.1	--	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).

23.2	--	Consent of Deloitte & Touche LLP.**

24	--	Power of attorney (included on signature page of this Registration Statement).

25	--	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of Deutsche Bank Trust Company Americas (Incorporated by reference to Registration Statement on Form S-4 (File No. 333-104682)).

____________________

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the offering of the relevant securities.

**	Previously filed.

Item 17.	Undertakings.

           (a) The undersigned Registrant hereby undertakes:

           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

           (e) The undersigned Registrant hereby undertakes (1) to use its best efforts to distribute before the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the Registration Statement, together with any supplements thereto, and (2) to file an amendment to the Registration Statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the Registrant after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the Registrant and no reoffering of such securities by the purchasers is proposed to be made.

           (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the "Act"), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 5, 2004.

PREMCOR INC. By: /s/ Dennis R. Eichholz Name: Dennis R. Eichholz Title: Senior Vice President and Controller

           Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                        Date
---------                          -----                                        ----

*/s/ Thomas D. O'Malley            Chief Executive Officer and Chairman of      January 5, 2004
------------------------------     the Board (principal executive officer)
Thomas D. O'Malley

*/s/ William E. Hantke             Executive Vice President and Chief           January 5, 2004
------------------------------     Financial Officer (principal financial
William E. Hantke                  officer)

/s/ Dennis R. Eichholz             Senior Vice President and Controller         January 5, 2004
------------------------------     (principal accounting officer)
Dennis R. Eichholz

*/s/ Jefferson F. Allen            Director                                     January 5, 2004
------------------------------
Jefferson F. Allen

*/s/ Wayne A. Budd                 Director                                     January 5, 2004
------------------------------
Wayne A. Budd

*/s/ Stephen I. Chazen             Director                                     January 5, 2004
------------------------------
Stephen I. Chazen

*/s/ Marshall Cohen                Director                                     January 5, 2004
------------------------------
Marshall Cohen

*/s/ David I. Foley                Director                                     January 5, 2004
------------------------------
David I. Foley

*/s/ Robert L. Friedman            Director                                     January 5, 2004
------------------------------
Robert L. Friedman

*/s/ Richard C. Lappin             Director                                     January 5, 2004
------------------------------
Richard C. Lappin

*/s/ Wilkes McClave III            Director                                     January 5, 2004
------------------------------
Wilkes McClave III

*By: /s/ Dennis R. Eichholz
     ----------------------------
     Dennis R. Eichholz
     Attorney-in-fact

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on January 5, 2004.

THE PREMCOR REFINING GROUP INC. By: /s/ Dennis R. Eichholz Name: Dennis R. Eichholz Title: Senior Vice President and Controller

           Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                          Title                                        Date
---------                          -----                                        ----

*/s/ Thomas D. O'Malley            Chairman of the Board and Chief Executive    January 5, 2004
------------------------------     Officer (principal executive officer)
Thomas D. O'Malley

*/s/ William E. Hantke             Executive Vice President, Chief Financial    January 5, 2004
------------------------------     Officer and Director (principal financial
William E. Hantke                  officer)

/s/ Dennis R. Eichholz             Senior Vice President and Controller         January 5, 2004
------------------------------     (principal accounting officer)
Dennis R. Eichholz

*/s/ Henry M. Kuchta               President, Chief Operating Officer and       January 5, 2004
------------------------------     Director
Henry M. Kuchta

*/s/ Michael D. Gayda              Senior Vice President, General Counsel,      January 5, 2004
------------------------------     Secretary and Director
Michael D. Gayda

*/s/ Joseph D. Watson              Senior Vice President, Treasurer and         January 5, 2004
------------------------------     Director
Joseph D. Watson

*By: /s/ Dennis R. Eichholz
     ----------------------------
     Dennis R. Eichholz
     Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description	Page

1.1	Form of Underwriting Agreement for offering of common stock.*

1.2	Form of Underwriting Agreement for offering of preferred stock.*

1.3	Form of Underwriting Agreement for offering of warrants.*

1.4	Form of Underwriting Agreement for offering of stock purchase contracts.*

1.5	Form of Underwriting Agreement for offering of units.*

1.6	Form of Underwriting Agreement for offering of debt securities.*

4.1	Indenture between PRG and Deutsche Bank Trust Company Americas, as trustee, relating to senior debt securities (including form of senior debt security) (Incorporated by reference to Exhibit 4.13 filed with PRG's Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-11392)).

4.2	Indenture between Premcor Inc. and the trustee named therein relating to senior debt securities of Premcor Inc.*

4.3	Indenture between the Premcor Inc. and/or PRG and the trustee named therein relating to subordinated debt securities.*

4.4	Form of Designating Amendment for Preferred Stock.*

4.5	Form of Preferred Stock Certificate.*

4.6	Form of Warrant.*

4.7	Form of senior debt security.*

4.8	Form of subordinated debt security.*

4.9	Form of Stock Purchase Contract Agreement, including form of Security Certificate.*

4.10	Form of Unit Agreement, including form of unit certificate.*

4.11	Form of Guarantee with respect to the debt securities to be issued by PRG.*

4.12	Form of Pledge Agreement with respect to the debt securities to be offered by PRG.*

5.1	Opinion of Stroock & Stroock & Lavan as to the legality of the securities.

12.1	Statement regarding computation of ratio of earnings to fixed charges.**

15.1	Awareness letter dated December 15, 2003, from Deloitte & Touche LLP regarding the unaudited interim financial information for March 31, 2003, June 30, 2003 and September 30, 2003.**

23.1	Consent of Stroock & Stroock & Lavan LLP (included in Exhibit 5).

23.2	Consent of Deloitte & Touche LLP.**

24	Power of attorney for each of Premcor Inc. and PRG (included on signature pages of this Registration Statement).

25	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 on Form T-1 of Deutsche Bank Trust Company Americas (Incorporated by reference to Registration Statement on Form S-4 (File No. 333-104682)).

____________________
* To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the offering of the relevant securities.

** Previously filed.